SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A.

FOR PERIOD ENDING 12/31/2002
FILE NUMBER 811-2699
SERIES NO.: 2


72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $665
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                 $  0
              Class C Shares                 $  0


73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $000.0324
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.0000
              Class C Shares                 $000.0000